Exhibit 99.1

5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 592-4006
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE

APRIL 14, 2004

CONTACT:
VIN GUPTA – CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
RAJ DAS – CHIEF FINANCIAL OFFICER
Phone: (402) 593-4517 • Fax: (402) 339-0265
E-Mail: raj.das@infoUSA.com
LAUREL GOTTESMAN – DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 • Fax: (402) 339-0265
E-Mail: laurel.gottesman@infousa.com

infoUSA Announces First Quarter 2004 Results

(OMAHA, NE) — infoUSA® (Nasdaq: IUSA). The following table presents the financial results, key financial highlights of the company’s operations and selected balance sheet items for the first quarter of 2004.

	1st Quarter	1st Quarter
(amounts in thousands, except per share amounts)	2003	2004
Net sales	$76,080	$80,811
Diluted earnings per share	$0.13	$0.08

Operating income	14,303	9,211
Depreciation and amortization of operating assets	3,851	3,314
Intangible asset amortization	3,324	3,446
Non-cash stock compensation	—	182
Senior Credit Facility refinancing costs	—	144
infoUSA bond repurchase charges	335	—

Net income	6,855	4,373
Total debt (1)	174,390	173,485
Interest expense	3,661	2,214
Capital expenditures	1,943	2,104

Accounts receivable (DSO) – without Walter Karl (2)	49	42

(1)	Includes $30,020 of cash held in escrow for the repurchase of outstanding infoUSA bonds to occur on April 26, 2004. Total debt after the repurchase of the bonds would be $143,465.

(2)	Walter Karl is a list broker. Trade accounts receivable and trade accounts payable are reflected at gross on the balance sheet.

RESULTS OF OPERATIONS

Vin Gupta, Chairman and CEO, infoUSA, said, “During the first quarter of 2004 we achieved record revenues of $80.8 million due to higher revenue growth from both Donnelley Group (Large Business Division) and infoUSA Group (Small Business Division). Compared with the first quarter of 2003, we experienced 12% revenue growth from the Donnelley Group and 5% growth from the infoUSA Group, excluding Polk. As previously announced, over the past nine months we have been steadily investing in advertising and marketing in order to stimulate our revenue growth. Consequently, our EBITDA and profitability have been negatively impacted. We have carefully monitored the results of these expenditures, and have finetuned these marketing outlays in order to more productively match our expenses with revenue growth. Starting immediately, we will be trimming advertising and sales personnel expenses by approximately $1.2 million per month and expect that our EBITDA margins will return closer to historical levels of 28%. This will significantly increase our operating leverage and allow a large percentage of future revenue increases to flow directly to the bottom line.”

Gupta added, “The renegotiation of our credit facility last month will reduce our annualized interest expense by over $3.0 million, further bolstering our bottom line.”

Highlights of First Quarter:

Net sales for the first quarter were $80.8 million compared to $76.1 million for the first quarter of 2002. EBITDA for the first quarter was $16.2 million, or 20% of net sales, compared to $21.5 million, or 28% of net sales, for the first quarter of last year. The reduction in first quarter EBITDA was a result of the planned increase in selling and advertising expense, including a one time SalesGenie® product launch charge of $0.4 million, restructuring cost of $0.6 million and a $1.6 million non-cash deferred advertising charge. First quarter GAAP earnings per share was $0.08 versus earnings per share of $0.13 for the first quarter of the prior year. The aforementioned product introduction, restructuring cost, and deferred advertising charge negatively impacted first quarter 2004 EBITDA by approximately $2.6 million. The resulting impact on earnings per share, which includes adjustments listed previously, as well as an exclusion of approximately $0.2 million for Bank of America refinancing charges, was approximately $0.04 per share.

OPERATING HIGHLIGHTS

The Donnelley Group (Large Business Group)

The Donnelley Group, previously known as the Large Business Group, reported first quarter 2004 revenues of $40.8 million, up 12% from the comparable quarter of 2003. The group has grown its revenue base from the addition of new products and services, and continues to accumulate a strong pipeline of new business.

The infoUSA Group (Small Business Group)

The infoUSA Group, formerly known as the Small Business Group, reported 2004 first quarter revenues of $40.0 million, up 1% from the first quarter of last year. Excluding Polk City Directories, the group experienced 5% revenue growth in Q1 2004. As previously announced, Rob Jelinek has been appointed as the new general manager for Polk, and is successfully implementing a plan to grow revenue by bundling the company’s printed directories with DVD and Internet access, at an affordable monthly subscription price. As a result, the company expects positive comparisons from Polk beginning in the third quarter of 2004.

The Small Business Group consists of approximately 20 small business units that offer directory products, vertical databases, online sales leads, custom sales leads and products for sales people and SOHO markets. In each of these business units the company has managers who act like small business owners and are motivated and incentivized to produce 10% plus internal revenue growth.

OUTLOOK FOR FISCAL 2004

For the remainder of fiscal 2004, management remains optimistic about its current strategies to drive organic revenue growth while containing expenses in order to produce healthy EBITDA margins and earnings per share. In fiscal 2004, the company expects to generate revenues of $325 million and earnings per share of $0.60.

Conference Call

The company will host its first quarter conference call on Thursday, April 15th, at 12:00 PM Eastern time. To access the conference call, please dial 719/457-2602, passcode #210254, approximately 10 minutes prior to the start of the call. A replay of the call will be available from 2:00 PM Eastern time, April 15th, through midnight Eastern Time, April 22nd. The replay number is 719/457-0820, passcode # 210254. A live webcast of the conference call will be available at the company’s web site, http://www.infousa.com, by clicking on the “About Us” tab on the infoUSA Home page.

Analyst Day / Shareholder Meeting

The company will be hosting an Analyst Day at its corporate headquarters in Omaha on May 3rd, 2004 from 11:00 AM Central time until 3:00 PM Central time. On the Analyst Day, investment and research professionals will have an opportunity to visit the company’s facilities and interact with the executive management team. The Annual Shareholder’s Meeting will be held in Omaha on May 4th, 2004 at 5:00 PM Central Time.

About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites, including Yahoo! (Nasdaq:YHOO — news) and America Online (NYSE: AOL). Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.

(INCOME STATEMENT FOLLOWS)

infoUSA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	FOR THE QUARTER ENDED
	March 31,	March 31,
	2003	2004
	(unaudited)
Net sales	$76,080	$80,811
Costs and expenses:
Database and production costs	20,900	23,861
Selling, general and administrative	33,134	40,179
Depreciation and amortization of operating assets	3,851	3,314
Amortization of intangible assets	3,324	3,446
Non-cash stock compensation	—	182
Restructuring costs	555	615
Acquisition costs	13	3

	61,777	71,600

Operating income	14,303	9,211
Other income (expense):
Investment income	682	201
Other charges – Note 1	(335)	(144)
Interest expense	(3,661)	(2,214)

Income before income taxes	10,989	7,054
Income taxes	4,134	2,681

Net income	$6,855	$4,373

BASIC & DILUTED EARNINGS PER SHARE:
Basic earnings per share	$0.13	$0.08

Diluted earnings per share	$0.13	$0.08

Basic weighted average shares outstanding	51,144	52,338

Diluted weighted average shares outstanding	51,144	52,955

     The following provides a reconciliation of net income to EBITDA, as adjusted:

	FOR THE QUARTER
	ENDED
	March 31,	March 31,
	2003	2004
Net income	$6,855	$4,373
Other charges – Note 1	335	144
Investment income	(682)	(201)
Interest expense	3,661	2,214
Income taxes	4,134	2,681
Depreciation and amortization of operating assets	3,851	3,314
Amortization of intangible assets	3,324	3,446
Non-cash stock compensation	—	182

EBITDA, as adjusted	$21,478	$16,153

Note 1 – Other charges include amounts recorded related to the refinancing of the Company’s Senior Credit Facility and the repurchase of outstanding bonds.